Exhibit 99.1

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

Energy Transfer Partners, L.L.C.

We have audited the accompanying combined financial statements of the Sunoco Retail Businesses (as defined in Note 1), which comprise the combined balance sheets as of December 31, 2015 and 2014, and the related combined statements of operations, equity, and cash flows for each of the three years in the period ended December 31, 2015, and the related notes to the combined financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Sunoco Retail Businesses as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015 in accordance with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Dallas, Texas

March 15, 2016

SUNOCO RETAIL BUSINESSES

COMBINED BALANCE SHEETS

	December 31,
	2015	2014
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$10,844	$11,155
Advances to affiliates	131,027	201,557
Accounts receivable, net	48,292	47,191
Inventories, net	50,787	51,009
Other current assets	12,792	11,919
Total current assets	253,742	322,831
Property and equipment, net	746,881	707,524
Other assets:
Goodwill	1,289,398	1,289,398
Intangible assets, net	293,536	293,782
Total assets	$2,583,557	$2,613,535
Liabilities and equity
Current liabilities:
Accounts payable	$32,757	$83,558
Accrued expenses and other current liabilities	53,641	51,624
Total current liabilities	86,398	135,182
Deferred income taxes	263,056	251,303
Other noncurrent liabilities	76,460	72,726
Total liabilities	425,914	459,211
Commitments and contingencies
Equity	2,157,643	2,154,324
Total equity	2,157,643	2,154,324
Total liabilities and equity	$2,583,557	$2,613,535

The accompanying notes are an integral part of these combined financial statements.

SUNOCO RETAIL BUSINESSES

COMBINED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2015	2014	2013
	(in thousands)
Revenues:
Merchandise sales	$582,513	$542,053	$526,575
Motor fuel sales	2,096,407	3,136,766	3,272,706
Motor fuel sales to affiliates	121,804	158,588	158,757
Other income	73,314	75,705	82,906
Consumer excise tax	547,297	528,758	497,973
Total revenues	3,421,335	4,441,870	4,538,917
Cost of sales:
Merchandise	429,376	400,910	386,616
Motor fuel from third parties	144,261	144,290	232,035
Motor fuel from affiliates	1,812,580	2,825,692	2,995,300
Consumer excise tax	547,297	528,758	497,973
Total cost of sales	2,933,514	3,899,650	4,111,924
Gross profit	487,821	542,220	426,993
Operating expenses:
General, administrative, and other operating	397,592	386,318	362,695
(Gain) loss on disposal of assets	(2,740)	(916)	967
Depreciation, amortization and accretion	77,290	73,706	62,963
Total operating expenses	472,142	459,108	426,625
Income from operations	15,679	83,112	368
Other (expense) income:
Other miscellaneous, net	(596)	(30)	330
Total other (expense) income, net	(596)	(30)	330
Income before income taxes	15,083	83,082	698
Income tax expense (benefit)	4,618	29,602	(985)
Net income	$10,465	$53,480	$1,683

The accompanying notes are an integral part of these combined financial statements.

SUNOCO RETAIL BUSINESSES

COMBINED STATEMENTS OF EQUITY

Equity
(in thousands)
Balance at December 31, 2012	$2,033,650
Net income	1,683
Contribution from Sunoco	406
Balance at December 31, 2013	2,035,739
Net income	53,480
Contribution from Sunoco	65,105
Balance at December 31, 2014	2,154,324
Net income	10,465
Distribution to Sunoco	(7,146)
Balance at December 31, 2015	$2,157,643

The accompanying notes are an integral part of these combined financial statements.

SUNOCO RETAIL BUSINESSES

COMBINED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2015	2014	2013
	(in thousands)
Cash flows from operating activities:
Net income	$10,465	$53,480	$1,683
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and accretion	77,290	73,706	62,963
Deferred income tax	11,753	(34,492)	(1,391)
LIFO valuation adjustment	13,521	11,943	2,380
(Gain) loss on disposal of assets	(2,740)	(916)	967
Changes in operating assets and liabilities:
Accounts receivable	(1,019)	20,470	9,924
Inventories	(13,299)	(3,345)	(3,621)
Other assets	632	(138)	(1,563)
Accounts payable	(50,801)	7,184	(9,796)
Accrued liabilities	27,113	(18,705)	(6,746)
Taxes other than income payables	(24,707)	4,241	(808)
Other noncurrent liabilities	3,734	(5,712)	(12,290)
Other	933	(9)	(130)
Net cash provided by operating activities	52,875	107,707	41,572
Cash flows from investing activities:
Capital expenditures	(122,797)	(98,422)	(105,774)
Proceeds from dispositions	10,455	8,746	15,817
Net cash used in investing activities	(112,342)	(89,676)	(89,957)
Cash flows from financing activities:
Affiliates - Sunoco, Inc.	59,156	(24,244)	47,766
Net cash provided by (used in) financing activities	59,156	(24,244)	47,766
Net decrease in cash	(311)	(6,213)	(619)
Cash and cash equivalents at beginning of year	11,155	17,368	17,987
Cash and cash equivalents at end of year	$10,844	$11,155	$17,368

Supplemental disclosure of non-cash financing activities:
Non-cash (distribution) contribution	$(7,146)	$65,105	$406

The accompanying notes are an integral part of these combined financial statements.

SUNOCO RETAIL BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS

1.	Organization, Operations and Basis of Presentation

Sunoco Retail, LLC (“SUN Retail”), a Pennsylvania limited liability company, (the “Company,” “we” or “our”) is a wholly-owned subsidiary of Sunoco, Inc. (R&M) (“SUN R&M”) which is an indirect wholly owned subsidiary of Energy Transfer Partners, L.P. (“ETP”).  The Company was formed by SUN R&M on December 16, 2015.

On November 15, 2015, Sunoco LP (“SUN,” the “Partnership”) entered into a Contribution Agreement (the “Contribution Agreement”) with Sunoco, LLC (“Sunoco LLC”), Sunoco, Inc. (“Sunoco”), ETP Retail Holdings, LLC (“Contributor”), Sunoco GP LLC, the general partner of the Partnership (the “General Partner” and together with the Partnership, the “Acquiror Parties”), and ETP. Pursuant to the terms of the Contribution Agreement, the Partnership agreed to acquire (the “Acquisition”) from Contributor, effective January 1, 2016, (a) 100% of the issued and outstanding membership interests of SUN Retail, and (b) 68.42% of the issued and outstanding membership interests of Sunoco LLC. Pursuant to the terms of the Contribution Agreement, ETP has agreed to guarantee all of the obligations of the Contributor under the Contribution Agreement.

SUN Retail was formed to effectuate the aforementioned contribution transactions.  Since the date of formation and through the date that these financial statements are available to be issued, SUN Retail had no substantive operations. Immediately prior to closing, SUN Retail is expected to own, as a result of the contribution transactions, all of the retail assets of SUN R&M, the ethanol plant located in Fulton, NY currently owned by SUN R&M, 100% of the issued and outstanding membership interests in Sunmarks, LLC, and all the retail assets of Atlantic Refining & Marketing Corp., a wholly owned subsidiary of Sunoco. These financial statements reflect the combined historical financial position and results of operations of the businesses that SUN Retail is expected to own. These assets and corresponding operations are collectively referred to herein as the “Sunoco Retail Businesses”.

All of the contributed assets are reflected at the historical book value as this transaction is considered to be a reorganization of entities under common control.

The Sunoco Retail Businesses constitute approximately 440 convenience stores and retail fuel outlets under the proprietary Sunoco brand, primarily in the east coast and southeast regions of the United States.

The accompanying combined financial statements have been prepared in accordance with Regulation S-X, Article 3, General Instructions to Financial Statements, and Staff Bulletin (“SAB”) Topic 1B., Allocation of Expenses and Related Disclosures in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity.

All periods presented are prior to the formation or substantive operations of the Company, as such, the combined financial statements reflect the operations and financial position of the Sunoco Retail Businesses. Certain expenses incurred by Sunoco are only indirectly attributable to the Sunoco Retail Businesses. As a result, certain assumptions and estimates were made in order to allocate the percentage of such expenses that relate to the Sunoco Retail Businesses, so that the accompanying combined financial statements reflect substantially all its costs of doing business.  However, these allocations are not necessarily indicative of the cost that the Sunoco Retail Businesses would have incurred by operating as an independent stand-alone entity. As such, the combined financial statements may not fully reflect what the Sunoco Retail Businesses’ financial position, results of operations and cash flows would have been had the Sunoco Retail Businesses operated as a stand-alone company during the periods presented.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

The Sunoco Retail Businesses consider cash and cash equivalents to include investments with original maturities of three months or less. As of December 31, 2015 and 2014, the Sunoco Retail Businesses held cash and restricted cash that, at times, may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation insurance limit.

The Sunoco Retail Businesses participate in Sunoco’s centralized cash management program. Under this program, all cash receipts and cash disbursements are processed, together with those of Sunoco, through Sunoco’s cash accounts with a corresponding credit or charge to the advances to/from affiliates account. The net balance is reflected in Advances to affiliates on the combined balance sheets.

Accounts Receivable

The majority of the trade receivables are from credit cards.  Management records reserves for bad debt by computing a proportion of average write-off activity over the past five years in comparison to the outstanding balance in the accounts receivable.  This proportion is then applied to the accounts receivable balance at the end of the reporting period to calculate a current estimate of what is uncollectible.  The allowance calculation may be adjusted to reflect input provided by the credit department and business line managers who may have specific knowledge of uncollectible items.  The credit department and business line managers make the decision to write off an account, based on their understanding of the potential collectability.

Inventories

Merchandise inventories are stated at the lower of average cost, as determined by the retail inventory method, or market. Fuel inventories are stated at the lower of cost or market. Fuel inventory cost is determined using the last-in, first-out method (“LIFO”). Under this methodology, the cost of fuel sold consists of actual acquisition cost, which includes transportation and storage costs. Such costs are adjusted to reflect increases or decreases in inventory quantities which are valued based on changes in the LIFO inventory layers.

At December 31, 2015, 2014 and 2013, a lower of cost or market adjustment was applied to fuel inventories due to a decline in commodity prices. The write down was calculated based upon current replacement costs. See Note 5 for additional information.

Property and Equipment

Property and equipment, including leasehold improvements, are carried at cost or at the fair value of the assets as of the acquisition date, if acquired as part of a business combination. Depreciation for financial reporting purposes is computed by the straight-line method over the shorter of estimated useful asset lives or lease terms of the respective assets.

Impairment of Long-Lived Assets

The Sunoco Retail Businesses review long-lived assets, including definite-lived intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An asset is considered impaired when the undiscounted estimated net cash flows expected to be generated by an asset are less than its carrying amount. The impairment recognized is the amount by which the carrying amount exceeds the estimated value of the impaired asset.

Goodwill

Goodwill, which represents the excess of the purchase price in a business combination over the fair value of net assets acquired, is tested for impairment annually or more often if warranted by events or changes in circumstances indicating that the carrying value may exceed the estimated fair value. The Sunoco Retail Businesses had $1.289 billion of goodwill recorded in conjunction with the acquisition by ETP.

In September 2011, the Financial Accounting Standards Board (“FASB”) codified guidance related to the testing of goodwill for impairment. The guidance provides entities with the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is more likely than not that the fair value of a reporting unit is not less than its carrying amount, then performing the two-step impairment test is not required. However, if an entity concludes otherwise, then it is required to perform the first step of the two-step impairment test. Entities have the option of bypassing the qualitative analysis in any period and proceeding directly to the two-step impairment test.

The Sunoco Retail Businesses’ impairment testing of goodwill is performed as of October 1, and no impairment has been recorded by the Sunoco Retail Businesses during the periods presented in the combined financial statements. In addition, no cumulative impairment has been recorded by the Sunoco Retail Businesses.

Other Intangible Assets

Other intangible assets consist of supply agreements with customers and the fair value attributable to trademarks.  Separable intangible assets that are not determined to have an indefinite life are amortized over their useful lives and assessed for impairment.  The determination of the fair market value of the intangible asset and the estimated useful life are based on an analysis of all pertinent factors including (1) the use of widely-accepted valuation approaches, the income approach or the cost approach, (2) the expected use of the asset by the Sunoco Retail Businesses, (3) the expected useful life of related assets, (4) any legal, regulatory or contractual provisions, including renewal or extension period that would cause substantial costs or modifications to existing agreements, and (5) the effects of obsolescence, demand, competition, and other economic factors.  If the underlying assumptions governing the amortization of an intangible asset were later determined to have significantly changed, we may be required to adjust the amortization period of such asset to reflect any new estimate of its useful life.  Indefinite-lived intangibles are tested annually for impairment as of October 1 each fiscal year, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. No impairment has been recorded by the Sunoco Retail Businesses during the periods presented in the combined financial statements.

Supply agreements are being amortized on a straight-line basis over the remaining terms of the agreements, which generally range from five to ten years.  Trademarks have been determined to be indefinite-lived assets and are not amortized.

Advertising Costs

Advertising costs are expensed within the year incurred and were approximately $4.8 million, $4.7 million and $5.2 million, for 2015, 2014 and 2013, respectively.

Asset Retirement Obligations

The estimated future cost to remove an underground storage tank is recognized over the estimated useful life of the storage tank.  We record a discounted liability for the fair value of an asset retirement obligation with a corresponding increase to the carrying value of the related long-lived asset at the time an underground storage tank is installed.  We depreciate the amount added to property and equipment and recognize accretion expense in connection with the discounted liability over the remaining life of the tank.  We base our estimates of the anticipated future costs for removal of an underground storage tank on our prior experience with removal.  We review our assumptions for computing the estimated liability for the removal of underground storage tanks on an annual basis.  Any change in estimated cash flows are reflected as an adjustment to the liability and the associated asset.

Revenue Recognition

Revenues from our two primary product categories, merchandise and motor fuel, are recognized at the time of sale or when fuel is delivered to the customer.  We derive other income from lottery ticket sales, money orders, prepaid phone cards and wireless services, ATM transactions, car washes, payphones, movie rentals and other ancillary product and service offerings.  We record service revenue on a net commission basis at the time the services are rendered.

Motor Fuel and Sale Taxes

Consumer excise taxes on sales of refined products are included in both revenues and costs and expenses in the combined statements of operations, with no effect on net income.

Lease Accounting

The Sunoco Retail Businesses lease a portion of their convenience store properties under non-cancelable operating leases, whose initial terms are typically 10 to 20 years, along with options that permit renewals for additional periods.  Minimum rent is expensed on a straight-line basis over the term of the lease including renewal periods that are reasonably assured at the inception of the lease.  In addition to minimum rental payments, certain leases require additional payments based on sales volume.  The Sunoco Retail Businesses are typically responsible for payment of real estate taxes, maintenance expenses and insurance.  The Sunoco Retail Businesses also lease certain vehicles, which typically have terms of less than five years.

Income Taxes

Income taxes are accounted for under the asset and liability method as if the Sunoco Retail Businesses were separate taxpayers during the period that their operations were included as part of a federal consolidated tax return filing group with their parent company.  Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.  Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date.

Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized.  The determination of the provision for income taxes requires significant judgment, use of estimates, and the interpretation and application of complex tax laws. Significant judgment is required in assessing the timing and amounts of deductible and taxable items and the probability of sustaining uncertain tax positions. The benefits of uncertain tax positions are recorded in our financial statements only after determining a more-likely-than-not probability that the uncertain tax positions will withstand challenge, if any, from taxing authorities. Then, the tax benefit recognized is the largest amount of benefit, determined on a cumulative probability basis, which is more likely than not to be realized upon ultimate settlement. When facts and circumstances change, we reassess these probabilities and record any changes through the provision for income taxes.

Under the separate entity method, the Sunoco Retail Businesses are assumed to file separate returns with the taxing authority, thereby reporting its taxable income or loss and paying the applicable tax to or receiving the appropriate refund from its parent.  However, since there is no tax-sharing agreement in place between the Sunoco Retail Businesses and their parent, any taxes payable or receivable on current taxable income or loss at the end of each reporting date is treated as a capital contribution or dividend.

Fair Value Measurements

The Sunoco Retail Businesses use fair value measurements to measure, among other items, purchased assets and derivative contracts. The Sunoco Retail Businesses may use such measurements to assess impairment of property, equipment and intangible assets.

We determine the fair value of our assets and liabilities subject to fair value measurement by using the highest possible “level” of inputs. Level 1 inputs are observable quotes in an active market for identical assets and liabilities. We consider the valuation of commodity derivatives transacted through a clearing broker with a published price from the appropriate exchange as a Level 1 valuation. Level 2 inputs are inputs observable for similar assets and liabilities. Level 3 inputs are unobservable.

Fair Value of Financial Instruments

The carrying amounts recorded for cash and cash equivalents, accounts receivable, certain other current assets, accounts payable, and accrued expenses and other current liabilities in the combined financial statements approximate fair value because of the short-term maturity of the instruments.

Recently Issued and Adopted Accounting Pronouncements

FASB ASU No. 2015-03. In April 2015, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2015-03, "Interest - Imputation of Interest - (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs," which simplifies the presentation of debt issuance costs by requiring debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the debt liability rather than as an asset.  This ASU is effective for annual reporting periods after December 15, 2015, including interim periods within that reporting period, with early adoption permitted for financial statements that have not been previously issued.  Upon adoption, this ASU must be applied retrospectively to all prior reporting periods presented. We adopted and applied this standard to our combined financial statements for the years ended December 31, 2015 and 2014. The adoption of this ASU did not have a material impact on our financial statements.

FASB ASU No. 2015-05. In April 2015, the FASB issued ASU No. 2015-05 "Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer's Accounting for Fees Paid in a Cloud Computing Arrangement." This ASU provides guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. The guidance will not change GAAP for a customer’s accounting for service contracts. The amendments in this ASU are effective for financial statements issued with fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. We do not anticipate that the adoption of this ASU will have a material impact on our financial statements.

FASB ASU No. 2015-14. In August 2015, the FASB issued ASU No. 2015-14, "Revenue from Contracts with Customers (Topic 606) – Deferral of the Effective Date," which amends the effective date of ASU No. 2014-09. The updates clarify the principles for recognizing revenue based on the core principle that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2015-14 amends the effective date to financial statements issued with fiscal years beginning after December 15, 2017, including interim periods within that reporting period, with earlier adoption not permitted. ASU 2015-14 can be adopted either retrospectively to each prior reporting period presented or as a cumulative-effect adjustment as of the date of adoption. We continue to evaluate the impact this new accounting standard will have on our revenue recognition policies.

FASB ASU No. 2015-15. In August 2015, the FASB issued ASU No. 2015-15 "Interest – Imputation of Interest (Subtopic 835-30) – Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements (Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting)." As the guidance in Update 2015-03 (discussed above) does not address presentation or subsequent measurement of debt issuance costs related to line-of-credit arrangements, Update 2015-15 clarifies that such debt issuance costs may be deferred and presented as an asset and subsequently amortized ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The amendments in this update are effective for financial statements issued with fiscal years beginning after December 15, 2015, including interim periods within that reporting period. The adoption of this ASU did not have a material impact on our financial statements.

FASB ASU No. 2015-16. In August 2015, the FASB issued ASU No. 2015-16 "Business Combinations (Topic 805) – Simplifying the Accounting for Measurement-Period Adjustments." This update requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. Additionally, this update requires that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. Finally, this update requires an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. The amendments in this update are effective for financial statements issued with fiscal years beginning after December 15, 2015, including interim periods within that reporting period. We do not anticipate that the adoption of this ASU will have a material impact on the financial statements.

FASB ASU No. 2015-17. In November 2015, the FASB issued ASU No. 2015-17 "Income Taxes (Topic 740) – Balance Sheet Classification of Deferred Taxes." This ASU requires that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. We adopted and applied this standard to our combined financial statements for the years ended December 31, 2015 and 2014. The adoption of this ASU did not have a material impact on our financial statements.

FASB ASU No. 2016-01. In January 2016, the FASB issued ASU No. 2016-01 "Financial Instruments—Overall (ASU 2016-01) – Recognition and Measurement of Financial Assets and Financial Liabilities," which institutes a number of modifications to the reporting of financial assets and liabilities. These modifications include (a) measurement of non-equity method assets and liabilities at fair value, with changes to fair value recognized through net income, (b) performance of qualitative impairment assessments of equity investments without readily determinable fair values at each reporting period, (c) elimination of the requirement to disclose methods and significant assumptions used in calculating the fair value of financial instruments measured at amortized cost, (d) measurement of the fair value of financial instruments measured at amortized cost using the exit price notion consistent with Topic 820, Fair Value Measurement, (e) separate presentation in other comprehensive income of the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk, (f) separate presentation of financial assets and financial liabilities by measurement category and form of financial asset, and (g) evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. This ASU is effective for financial statements issued with fiscal years beginning after December 15, 2017, including interim periods within that reporting period. We do not anticipate that the adoption of this ASU will have a material impact on the financial statements.

3.	Change in Accounting Principles

Pursuant to the adoption of ASU 2015-17, "Income Taxes (Topic 740) – Balance Sheet Classification of Deferred Taxes," we retrospectively classified deferred tax assets and liabilities as noncurrent in the Combined Balance Sheets. Deferred tax assets of $3.3 million were reclassified from other current assets to deferred tax liability as of December 31, 2014.

4.	Accounts Receivable

Accounts receivable consisted of the following:

	December 31,
	2015	2014
	(in thousands)
Accounts receivable, trade	$7,203	$2,582
Credit card receivables	41,091	44,611
Allowance for uncollectible accounts	(2)	(2)
Accounts receivable, net	$48,292	$47,191

5.	Inventories

Inventories consisted of the following:

	December 31,
	2015	2014
	(in thousands)
Merchandise	$30,728	$29,984
Fuel-retail	13,201	14,261
Corn	4,788	5,070
Equipment and maintenance spare parts	2,260	2,310
Allowance for inventory shortage and obsolescence	(190)	(616)
Inventories, net	$50,787	$51,009

As a result of declining commodity prices and increases in costs of goods sold, the Sunoco Retail Businesses recorded write downs to fuel inventory in the amounts of $13.5 million, $11.9 million and $2.4 million for 2015, 2014 and 2013, respectively.

6.	Property and Equipment

Property and equipment consisted of the following:

	December 31,
	2015	2014
	(in thousands)
Land	$198,754	$187,918
Buildings and leasehold improvements	135,263	108,873
Equipment	550,087	475,234
Construction in progress	58,005	67,070
Total property and equipment	942,109	839,095
Less: Accumulated depreciation	195,228	131,571
Property and equipment, net	$746,881	$707,524

Depreciation expense on property and equipment was $76.6 million, $73.1 million and $62.5 million, for 2015, 2014 and 2013, respectively.

7.	Intangible Assets

Other Intangibles

The Sunoco Retail Businesses have definite-lived intangible assets recorded that are amortized and indefinite-lived assets that do not amortize.  The definite-lived intangible assets consist of supply agreements, which are amortized over the respective lives of the agreements.  Supply agreements are being amortized over an average period of approximately seven years.

The following table presents the gross carrying amount and accumulated amortization for each major class of intangible assets, excluding goodwill, at December 31, 2015 and 2014:

	December 31, 2015			December 31, 2014
	Gross Carrying Amount	Accumulated Amortization	Net Amount	Gross Carrying Amount	Accumulated Amortization	Net Amount
	(in thousands)
Indefinite-lived
Trade name	$291,000	—	291,000	$291,000	$—	$291,000
Definite-lived
Supply agreements	4,240	1,704	2,536	9,736	6,954	2,782
Intangible assets, net	$295,240	$1,704	$293,536	$300,736	$6,954	$293,782

Total amortization expense on definite-lived intangibles included in depreciation, amortization and accretion for 2015, 2014, and 2013 was $0.7 million, $0.6 million, and $0.5 million respectively.  The following table presents the estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangibles as of December 30, 2015 (in thousands):

Amortization
2016	$665
2017	665
2018	665
2019	541
2020	—

8.	Accrued Expenses and Other Current Liabilities

Current accrued expenses and other current liabilities consisted of the following:

	December 31,
	2015	2014
	(in thousands)
Property, excise and sales tax	$2,657	$27,365
Payroll and employee benefits	11,219	2,048
Reserve for environmental remediation, short-term	6,477	10,053
Insurance reserves	15,302	3,906
Deposits and other	17,986	8,252
Total	$53,641	$51,624

9.	Other Noncurrent Liabilities

Other noncurrent liabilities consisted of the following:

	December 31,
	2015	2014
	(in thousands)
Accrued straight-line rent	$5,301	$4,482
Reserve for underground storage tank removal	35,966	36,133
Reserve for environmental remediation, long-term	29,292	28,043
Other	5,901	4,068
Total	$76,460	$72,726

We record an asset retirement obligation for the estimated future cost to remove underground storage tanks.  Revisions to the liability could occur due to changes in tank removal costs, tank useful lives or if federal and/or state regulators enact new guidance on the removal of such tanks.  The following table presents the changes in the carrying amount of asset retirement obligations for the years ended December 31, 2015 and 2014:

	Year Ended December 31
	2015	2014
	(in thousands)
Balance at beginning of year	$36,133	$36,308
Liabilities incurred	385	831
Liabilities settled	(1,982)	(2,437)
Accretion expense	1,430	1,431
Balance at end of year	$35,966	$36,133

10.	Related-Party Transactions

The Sunoco Retail Businesses are party to a supply agreement with Sunoco LLC. Under this agreement, Sunoco LLC is the exclusive distributor of motor fuel to our existing convenience stores. Pursuant to the agreement, pricing is cost plus a fixed margin of four cents per gallon. Purchases under this agreement are included in purchases from affiliates. There are generally no payables under this agreement.

The Sunoco Retail Businesses participates in a centralized cash management program with Sunoco as discussed in Note 2 above.

Through the ethanol plant in Fulton, NY, the Sunoco Retail Businesses sell ethanol to Sunoco LLC. These sales are included in Sales to affiliates on the combined statements of operations.

11.	Commitments and Contingencies

Leases

The Sunoco Retail Businesses lease a portion of their convenience store properties under non-cancellable operating leases whose initial terms are typically 10 to 20 years, along with options that permit renewals for additional periods. Minimum rent is expensed on a straight-line basis over the term of the lease. In addition to minimum rental payments, certain leases require additional contingent payments based on sales or motor fuel volume. The Sunoco Retail Businesses are typically responsible for payment of real estate taxes, maintenance expenses and insurance.

The components of net rent expense are as follows:

	Year Ended December 31,
	2015	2014	2013
	(in thousands)
Cash rent:
Store base rent	$42,433	$38,336	$36,935
Equipment rent	3,674	5,585	5,047
Office base rent	2,905	4,979	4,624
Total cash rent	$49,012	$48,900	$46,606
Non-cash rent:
Straight-line rent	(1,099)	(4,051)	4,985
Capital lease offset	(1,011)	(801)	(773)
Net rent expense	$46,902	$44,048	$50,818

Equipment rent consists primarily of store equipment and vehicles.  Sublease rental income for 2015, 2014 and 2013, was $4.3 million, $5.2 million and $5.1 million respectively, and is included in other income.

Future minimum lease payments for future fiscal years are as follows:

(in thousands)
2016	$16,082
2017	15,323
2018	12,031
2019	11,860
2020	11,313
Thereafter	127,687
Future minimum lease commitments	194,296
Less: Sublease rental income	(7,149)
Net future minimum lease commitments	$187,147

Environmental Remediation

The Sunoco Retail Businesses are subject to extensive and frequently changing federal, state and local laws and regulations, including those relating to the discharge of materials into the environment or that otherwise relate to the protection of the environment, waste management and the characteristic and composition of fuels. These laws and regulations require environmental assessment and remediation efforts at many of Sunoco’s facilities. The accrued reserves for these environmental remediation activities amounted to $35.8 million and $38.1 million at December 31, 2015 and 2014, respectively, which is included in accrued expenses and other current liabilities and other noncurrent liabilities.

The Sunoco Retail Businesses’ accrual for environmental remediation activities reflects anticipated work at identified sites where an assessment has indicated that cleanup costs are probable and reasonable estimable. The accrual for known claims is undiscounted and is based on currently available information, estimated timing of remedial actions and related inflation assumptions, existing technology and presently enacted laws and regulations. It is often extremely difficult to develop reasonable estimates of future site remediation costs due to changing regulations, changing technologies and their associated costs, and changes in the economic environment. Engineering studies, historical experience and other factors are used to identify and evaluate remediation alternatives and their related costs in determining the estimated accruals for environmental remediation activities.

The Sunoco Retail Businesses currently own or operate certain retail gasoline outlets where releases of petroleum products have occurred. Federal and state laws and regulations require that contamination caused by such releases at these sites and at formerly owned sites be assessed and remediated to meet the applicable standards. Our obligation to remediate this type of contamination varies, depending on the extent of the release and the applicable laws and regulations. A portion of the remediation costs may be recoverable from the reimbursement fund of the applicable state, after any deductible has been met.

In general, each remediation site or issue is evaluated individually based upon information available for the site or issue and no pooling or statistical analysis is used to evaluate an aggregate risk for a group of similar items (e.g., service station sites) in determining the amount of probable loss accrual to be recorded. The estimates of environmental remediation costs also frequently involve evaluation of a range of estimates. In many cases, it is difficult to determine that one point in the range of loss estimates is more likely than any other. In these situations, existing accounting guidance allows that the minimum of the range be accrued. Accordingly, the low end of the range often represents the amount of loss which has been recorded.

In addition to the probable and estimable losses which have been recorded, management believes it is reasonable possible (i.e., less than probable but greater than remote) that additional environmental remediation losses will be incurred. At December 31, 2015, the aggregate of the estimated maximum reasonable possible losses, which relate to numerous individual sites, totaled approximately $5 million. This estimate of reasonably possible losses comprises estimates for remediation activities at current retail assets, and in many cases, reflects the upper end of the loss ranges which are described above. Such estimates include potentially higher contractor costs for expected remediation activities, the potential need to use more costly or comprehensive remediation methods and longer operating and monitoring periods, among other things.

In summary, total future costs for environmental remediation activities will depend upon, among other things, the identification of any additional sites, the determination of the extent of the contamination at each site, the timing and nature of required remedial actions, the nature of operations at each site, the technology available and needed to meet the various existing legal requirements, the nature and terms of cost-sharing arrangements with other potentially responsible parties, the availability of insurance coverage, the nature and extent of future environmental laws and regulations, inflation rates, terms of consent agreements or remediation permits with regulatory agencies and the determination of the Sunoco Retail Businesses’ liability at the sites, if any, in light of the number, participation level and financial viability of the other parties. The recognition of additional losses, if and when they were to occur, would likely extend over many years. Management believes that the Sunoco Retail Businesses’ exposure to adverse developments with respect to any individual site is not expected to be material. However, if changes in environmental laws or regulations occur or the assumptions uses to estimate losses at multiple sites are adjusted, such changes could impact multiple facilities, formerly owned facilities and third-party sites at the same time. As a result, from time to time, significant charges against income for environmental remediation may occur; however, management does not believe that any such charges would have a material adverse impact on the Sunoco Retail Businesses’ combined financial position.

We are responsible for environmental remediation at Sunoco retail sites. To the extent estimable, expected remediation costs are included in the amounts recorded for environmental matters in our combined balance sheets. In some circumstances, future costs cannot be reasonably estimated because remediation activities are undertaken as claims are made by customers and former customers.

The table below reflects the amounts of accrued liabilities recorded in our combined balance sheets related to environmental matters that are considered to be probable and reasonably estimable. Currently, we are not able to estimate possible losses or a range of possible losses in excess of amounts accrues. Except for matters discussed above, we do not have any material environmental matters assessed as reasonable possible that would require disclosure in our combined financial statements.

	December 31,
	2015	2014
Current	$6,477	$10,053
Non-current	29,292	28,043
Total environmental liabilities	$35,769	$38,096

During the years ended December 31, 2015, 2014, and 2013, the Sunoco Retail Businesses had $10.8 million, $10.8 million, and $23.9 million, respectively, of expenditures related to environmental cleanup programs.

12.	Income Tax

The components of the federal and state income tax expense (benefit) were summarized as follows:

	Years Ended December 31,
	2015	2014	2013
Current expense (benefit):
Federal	$(7,130)	$50,182	2,134
State	(5)	13,912	(1,728)
Total	(7,135)	64,094	406

Deferred expense (benefit):
Federal	$10,449	$(26,869)	(1,181)
State	1,304	(7,623)	(210)
Total	11,753	(34,492)	(1,391)

Total income tax expense	$4,618	$29,602	(985)

A reconciliation of income tax expense (benefit) at the U.S. statutory rate to the income tax expense (benefit) attributable to continuing operations is as follows:

	Years Ended December 31,
	2015	2014	2013
Income tax expense at US statutory rate of 35%	$5,279	$29,079	$244

Increase (reduction) in income taxes resulting from:
State income taxes (net of federal income tax effects)	844	3,991	41
State income tax credits (net of federal income tax effects)			(1,300)
Domestic manufacturing deduction	—	(3,237)	(136)
Federal credit	(1,930)	—	—
Other	425	(231)	166
Income tax expense (benefit)	$4,618	$29,602	$(985)

Deferred taxes result from the temporary differences between financial reporting carrying amounts and the tax basis of existing assets and liabilities.  The table below summarizes the principal components of the deferred tax assets (liabilities) as follows:

	December 31, 2015	December 31, 2014
Deferred income tax assets:
Environmental, asset retirement obligations, and other reserves	$34,864	$34,480
Inventories	5,281	4,534
Other	3,146	3,409
Total deferred income tax assets	43,291	42,423

Deferred income tax liabilities:
Property, plant, and equipment	188,368	175,648
Intangible assets	117,979	118,078
Total deferred income tax liabilities	306,347	293,726
Net deferred income tax liabilities	$263,056	$251,303

There are no deferred tax assets related to net operating losses for years with losses, since the net operating losses, if any, would remain with parent, and there is no tax sharing agreement.

The following table sets forth the changes in unrecognized tax benefits:

	December 31, 2015	December 31, 2014
Balance at beginning of year	$2,839	$3,850
Reductions attributable to tax positions taken in prior years	—	(1,011)
Balance at end of year	$2,839	$2,839

Our policy is to accrue interest and penalties on income tax underpayments (overpayments) as a component of income tax expense. There were no amounts recorded for interest and penalties in the periods presented in these combined financial statements.

Management does not expect that any unrecognized tax benefits pertaining to income tax matters will significantly increase or decrease in the next twelve months.

The Sunoco Retail Businesses’ parent has been examined by the IRS for tax years through 2012.  All issues relating to the retail business have been resolved.  The Sunoco Retail Businesses have no obligations to or claims against their parent with respect to any audit adjustments resulting from audit since there is no tax-sharing agreement in place.

The Sunoco Retail Businesses’ parent also has various state and local income tax returns in the process of examination or administrative appeal in various jurisdictions. We believe the appropriate accruals or unrecognized tax benefits have been recorded for any potential assessment with respect to these examinations for the periods represented in these financial statements.  However, as described above, the Sunoco Retail Businesses have no obligations to or claims against their parent as with respect to any audit adjustments resulting from audit since there is no tax-sharing agreement in place.

Pursuant to the treatment of taxes accrued on current earnings under the separate entity method, $0.4 million and $65.1 million were contributed to capital at the end of 2013 and 2014 respectively to extinguish the current tax liability.  Similarly, at the end of 2015, $7.1 million was treated as a dividend to extinguish the current tax receivable.  These were recorded as non-cash adjustments to equity.

13.	Subsequent Events

Management has evaluated subsequent events through March 15, 2016, which is the date these combined financial statements were available to be issued. Management is not aware of any subsequent events that would require recognition or disclosure in these combined financial statements.